EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") effective as of **April 1, 2007 by and between:**

Apollo Gold Corporation
(the "Company")

And

BRENT E. TIMMONS
21671 Omaha Avenue
Parker, CO 80138
(the Employee " Vice President and Controller)

RECITALS

WHEREAS Brent E. Timmons, is employed by the Company as Vice President and Controller ("VP & Controller").

NOW THEREFORE in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

1. **Defined Terms**

(a) **"Board"** means the Board of Directors of the Company;

(b) **"Business"** means the business presently or hereafter carried on by the Company in the area of mineral resource exploration, development and production;

(c) **"Disability"** means the inability of the Vice President and Controller as a result of illness or injury to perform his responsibilities as an employee of the Company for a period of 180 consecutive days or 200 days out of 400 days;

(d) **"Effective Change of Control"** means the occurrence, within a single transaction or series of related transaction occurring within the same 12 month period, of a change in the identity of persons who individually or collectively hold rights to elect, or to approve the election of, a majority of the members of the Board, including, without limitation, transactions consisting of one or more sales or other transfers of assets or equity securities, mergers, consolidations, amalgamations, reorganizations, or any similar transactions; and

(e) **"Stock Option Plan"** means the incentive stock option plan of the Company for directors, officers, employees and other service providers of the Company.

2. **Employment**

(a) The Company (directly or through it's United States subsidiary, Apollo Gold Inc at times when the Employee is a resident of the United States), shall employ the Employee and the Employee shall serve the Company and its subsidiaries as Vice President and Controller, or in such other capacity or capacities as may be determined by the Board from time to time.

(b) The Vice President and Controller shall represent that he has the required skills and experience to perform the duties required of him and agrees to be bound by the terms and conditions of this Agreement.

(c) The Vice President and Controller will be employed on a full-time basis for the Company and will devote himself exclusively to the Company and will not be employed or engaged in any capacity in any other business which is in competition with the Business of the Company, without prior written approval of the Company.

(d) The Vice President and Controller acknowledges that in carrying out his duties and responsibilities:

i) the Vice President and Controller shall comply with all lawful and reasonable instructions as may be given by the Senior Vice President of Finance and Chief Financial Officer, Chief Executive Officer or the Board; and

ii) the Vice President and Controller will perform his duties with the highest level of integrity and in a manner which shall engender the Company's complete confidence in the Vice President and Controller's relationship with other employees of the Company and will all persons dealt with by the Vice President and Controller in the course of employment; and

iii) the Vice President and Controller will perform his duties in a diligent, loyal, productive and efficient manner and use his best efforts to advance the business and goodwill of the Company.

(e) The Vice President and Controller is employed on a full-time basis for the Company and he understands that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of the employment.

(f) The Vice President and Controller's initial location of employment under this Agreement shall be in the State of Colorado. The Vice President and Controller agree, however, to relocate his employment if directed to do so by the Chief Executive Officer of the Company or the Board. The Company shall reimburse the Vice President and Controller for all reasonable and necessary moving expenses related to a relocation of employment hereunder.

3. **Compensation and Benefits**

As compensation for the services to be rendered by the Vice President and Controller to the Company, the Company agrees to provide the remuneration and benefits set out in this clause.

(a) Base Salary and Discretionary Bonus

The Vice President and Controller shall be paid a minimum annual base salary of U.S. One Hundred Thousand dollars ($100,000) to be reviewed annually by the Senior Vice President of Finance and Chief Financial Officer. This salary shall be subject to all statutory and other deductions and shall be paid bi-weekly, in arrears, by check or direct deposit, or such other periodic installments as may be from time to time agreed. In addition, the Vice President and Controller may be entitled to receive a discretionary performance bonus in such amount, if any, as the Senior Vice President and Chief Financial Officer and or the Board in its sole discretion may determine.

(b) Grant of Stock Options

The Vice President and Controller shall be eligible to receive stock options granted pursuant to the Stock Option Plan, on such terms and conditions as the Board in its discretion may determine.

(c) Health (medical, dental, vision, prescription), Long Term Disability and Life Insurance

The Vice President and Controller shall be entitled to receive and participate in health (medical, dental, vision and prescription), long-term disability and life insurance programs as are made available by the Company to other employees holding similar positions of importance to the Company, provided that the Company may modify, suspend, or discontinue any of all of such benefits for its employees generally or for any group thereof, without obligation to replace any such modified, discontinued or suspended benefit with any other benefit or to otherwise compensate the Vice President and Controller in respect thereof.

(d) **Automobile Allowance**

The Vice President and Controller shall be entitled to receive a $10,000 annual automobile allowance.

4. **Vacation**

The Vice President and Controller will be entitled to vacation during each 12 month period according to the Company vacation policy.

5. **Expenses**

The Vice President and Controller shall be reimbursed by the Company for business expenses incurred as a result of his work on behalf of the Company. The Company shall reimburse the Vice President and Controller for such expenses upon presentation of supporting documentation satisfactory to the Company in accordance with the tax principles applicable in the United States for such reimbursement and the Company's established reimbursement policies, as those policies may be modified from time to time in the Company's discretion.

6. **Terms of the Agreement and Termination**

(a) This Agreement shall commence on the date hereof and shall be of an indefinite term, unless terminated pursuant to the provision hereof.

(b) The Vice President and Controller may terminate his employment pursuant to this Agreement by giving at least one (1) month's advance notice in writing to the Company. The Company may waive such notice, in whole or in part and if it does so, the Vice President and Controller's entitlement to remuneration and benefits pursuant to this Agreement will cease on the date it waives such notice.

(c) The Vice President and Controller's employment shall be terminated upon the death of the Vice President and Controller whereupon all stock options granted to the Vice President and Controller shall immediately vest and shall be exercisable by the Vice President and Controller's heirs, executors, administrators or personal representatives in accordance with the terms of the Stock Option Plan.

(d) The Vice President and Controller's employment shall be terminated upon the disability of the Vice President and Controller.

(e) In the event of an Effective Change of Control of Apollo Gold Corporation and the acquiring company results in the Vice President and Controller's position is eliminated, the Vice President and Controller's employment shall be deemed to have been terminated without cause and the acquiring

Company shall be obligated to pay the Vice President and Controller the amount of the severance payments calculated in accordance with subparagraph 6(g) hereof.

(f) The Vice President and Controller's employment may be terminated without cause by majority vote of the Board. In the event that the Vice President and Controller's employment is so terminated, or is deemed to have been terminated pursuant to subparagraph 6 (e) herein, without cause, any stock options granted but not vested shall be deemed to have immediately vested and the Company shall pay 12 months salary compensation to the Vice President and Controller for the loss of employment. Health (medical, dental, vision, prescription), long term disability, life insurance plan coverage and vehicle allowance, in effect on the last day of employment, shall continue, without material change to any plan for a period of 12 months and or the time limit as pursuant by U.S. securities and Internal Revenue Services (IRS) rules will take precedent over the allowable time of benefits continuation. In no case shall the benefits fall below the COBRA allowable. If COBRA allowable is the primary choice, the acquiring company can elect to pay COBRA for the allowable limit for benefits. The Vice President and Controller shall not have the duty to mitigate damages. None of these payments will be grossed-up for the purpose of federal, state or city taxes including federal excise taxes.

(g) The Company may terminate the Vice President and Controller's employment without notice or payment in lieu thereof for cause. For the purposes of this Agreement **"cause"** shall mean (i) the failure to follow the written policies or directions of the Senior Vice President of Finance and Chief Financial Officer of the Company or the Board which are not inconsistent with this Agreement or contrary to applicable law, (ii) neglect of responsibilities after the receipt of written notice setting forth the performance deficiencies and 45 days to cure such deficiencies, (iii) acts of dishonesty, fraud, misrepresentation, insubordination, harassment or employment discrimination, and (iv) indictment for a felony.

7. **<u>Notices</u>**

(a) Any notice required or permitted to be given to the Vice President and Controller shall be sufficiently given if delivered to the Vice President and Controller personally or by registered mail to the Vice President and Controller's current address of record.

(b) Any notice required or permitted to be given to the Company shall be sufficiently given if delivered to the Senior Vice President of Finance and Chief Financial Officer of the Company personally of by registered mail to the Company's headquarters located at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado, 80111.

(c) Any notice given by mail shall be deemed to have been given 48 (forty eight) hours after the posted date by the United State Post Office.

8. **Entire Agreement**

This Agreement terminates, replaces and supersedes all prior agreements, oral or written, between the parties hereto. This Agreement contains the final and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and they shall not be bound by any terms, conditions, statements, covenants, representations, or warranties, oral or written, not herein contained with respect to the subject matter hereof.

9. **Headings**

The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning thereof.

10. **Warranty**

The parties represent and warrant that there are no restrictions, agreements or limitations on their rights or ability to enter into and perform the terms of this Agreement.

11. **Severability**

In the event that any provision of this Agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such finding will not affect any other provision of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. **Modification**

Any modification of this Agreement must be in writing and signed by both the Vice President and Controller and the Company or it shall have no effect and shall be void.

13. **Waiver**

The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

14. **Assignment of Rights**

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Vice President and Controller under this Agreement are not assignable or transferable in any manner.

15. **Independent Legal Advice**

The Vice President and Controller acknowledges that he has read and understands this Agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to this Agreement.

16. **Time of Essence**

Time shall be of the essence of this Agreement.

17. **Governing Law**

The Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Any dispute between the Company and the Employee shall be brought exclusively in the State of Federal Courts located in Denver, Colorado. In the event of such dispute, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs.

IN WITNESS WHEREOF the parties have duly executed this Agreement effective as of the date first written above.

APOLLO GOLD CORPORATION

By: R. D. Russell
R. David Russell, President and CEO

Date: 3-29-07

EMPLOYEE

By: Brent E. Timmons
Brent E. Timmons

Date: April 3, 2007